Exhibit 3.1

ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION
OF HCI GROUP, INC.

CANCELLATION OF DESIGNATION OF RIGHTS, PREFERENCES, AND LIMITATIONS OF SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK AND SERIES B JUNIOR PARTICIPATING PREFERRED STOCK

FIRST: This Corporation is named HCI Group, Inc. (the "Corporation"). The Articles of Incorporation of the Corporation were originally filed with the Secretary of State of the State of Florida and became effective on November 30, 2006. Articles of Amendment to the Articles of Incorporation were filed and became effective on May 8, 2007, June 3, 2008, June 16, 2008, March 7, 2011, May 28, 2013 and October 17, 2013.

SECOND: Pursuant to the authority of the Board of Directors of the Corporation set forth in the Corporation's Articles of Incorporation, as amended, and Section 607.0602 of the Florida Business Corporation Act, the Corporation is authorized to issue 20,000,000 shares of preferred stock, no par value, of which 1,500,000 shares were previously designated by the Board of Directors as “Series A Cumulative Redeemable Preferred Stock” and 400,000 shares were previously designated as “Series B Junior Participating Preferred Stock.”

THIRD: There are no shares of Series A Cumulative Redeemable Preferred Stock or Series B Junior Participating Preferred Stock issued or outstanding.

FOURTH: Pursuant to the authority of the Board of Directors of the Corporation set forth in the Corporation’s Articles of Incorporation, as amended, and Sections 607.0602 and 607.1002 of the Florida Business Corporation Act, the Board of Directors of the Corporation, by resolutions duly adopted on May 11, 2020 and without the need for shareholder approval, approved the amendment of the Corporation's Articles of Incorporation to delete all provisions thereof pertaining to the authorization of and to cancel, withdraw and terminate the designation of (i) the “Series A Cumulative Redeemable Preferred Stock” consisting of 1,500,000 shares of the Corporation's authorized but unissued Preferred Stock and (ii) the “Series B Junior Participating Preferred Stock,” consisting of 400,000 shares of the Corporation's authorized but unissued Preferred Stock. Following such amendment, all 20,000,000 authorized shares of the Corporation’s preferred stock shall have the status of authorized and unissued shares of preferred stock, undesignated as to series.

FIFTH: Article IV of the Articles of Incorporation of the Corporation is hereby amended to remove Sections 4.03 and 4.04 in their entirety.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment as of May 15, 2020.

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Andrew L. Graham, Secretary